Plumas Bank to Open SBA & Commercial Real Estate Loan Office in Sacramento

QUINCY, California, October 11, 2006 — Plumas Bank, (NASDAQ: PLBC), announced today that it will begin operating a SBA and Commercial Real Estate Loan Office in Sacramento, California on November 1, 2006. An experienced loan team consisting of Jim Harris and Angela Machado will manage the new office.

Jim Harris is the Vice President and Manager of the Sacramento Business Lending Group. His business partner, Angela Machado, is the Vice President, Business Lending Officer for Plumas Bank. Combined, they have over 20 years of business lending experience.

Harris commented, “Both Angela and I now have an expanded array of loan products to finance commercial real estate transactions throughout California. We are both very excited to be part of the Plumas Bank team.” The new Plumas Bank SBA & Commercial Real Estate Loan Office will provide SBA, B&I, and conventional financing to small businesses and investors throughout central and northern California.

Plumas Bank, the largest community bank in Northeastern California, with over $480 million in assets, maintains twelve full-service offices and four additional independent ATM sites to serve the financial needs of local families and businesses in Plumas, Lassen, Sierra, Nevada, Placer, Shasta and Modoc counties. The new Sacramento Business Loan Office is the first in the Sacramento area for Plumas Bank.

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Source: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Ph: 530.283.7305 x8912
Fx: 530.283.9665
elizabeth.kuipers@plumasbank.com